Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 21, 2010	Brendan J. McGill
Executive Vice President COO/CFO
215-256-8828
Harleysville Savings Financial Corporation Announces Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2010
Harleysville, PA., July 21, 2010 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share. The cash dividend will be payable on August 25, 2010 to stockholders of record on August 11, 2010.
Net income for the third quarter was $1,314,000 or $.36 per diluted share, compared to $856,000 or $.24 per diluted share after the $287,000 or $.08 per diluted share after tax adjustment due to the FDIC special assessment for the same quarter last year.
Net income for the nine months ended June 30, 2010 amounted to $3,688,000 or $1.01 per diluted share compared to $3,435,000 or $.95 per diluted share, after the $287,000 or $.08 per diluted share after tax adjustment due to the FDIC special assessment, for the same nine-month period a year ago.
Ron Geib, President and Chief Executive Officer of the Company, stated, “We continue to be very pleased with our growth in loans, deposits and tangible book value. Our team works hard providing financial products and services with hometown, community banking relationships and we are delighted that the bank was recently listed in the top ten of the “best of the best” of the top 100 largest public thrift institutions by SNL Financial for the 2nd consecutive year. We continue to experience positive results through the preservation of our fundamental operating principles of maintaining prudent underwriting standards, investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management.”

The Company’s assets totaled $867.1 million compared to $825.2 million a year ago. Stockholders’ book value increased 4.70% to $14.30 per share from $13.66 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of June 30, 2010

(Dollars in thousands except per share data)
(Unaudited)

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
Selected Consolidated Earnings Data	2010	2009	2010	2010	2009	2009	2009
Total interest income	$30,151	31,203	$9,951	$9,944	$10,256	$10,140	$9,973

Total interest expense	16,584	18,816	5,290	5,425	5,869	6,070	6,128

Net Interest Income	13,567	12,387	4,661	4,519	4,387	4,070	3,845
Provision for loan losses	450	290	150	150	150	110	90

Net Interest Income after Provision for Loan Losses	13,117	12,097	4,511	4,369	4,237	3,960	3,755

Impairment of equity securities	—	449	—	—		—	—
Loss on sale of investments	—	11	—	—	—	14	—
Gain on sale of investments	—	20	—	—	—	—	—
Other income	1,468	1,395	508	458	502	531	460
FDIC insurance premiums	682	861	229	226	227	223	604
Non interest expenses	8,823	7,826	2,976	3,004	2,843	2,617	2,510

Income before income taxes	5,080	4,365	1,814	1,597	1,669	1,637	1,101
Income tax expense	1,392	930	500	437	455	355	245

Net Income	$3,688	$3,435	$1,314	$1,160	$1,214	$1,282	$856

Per Common Share Data
Basic earnings	$1.01	$0.96	$0.36	$0.32	$0.33	$0.35	$0.24
Diluted earnings	$1.01	$0.95	$0.36	$0.32	$0.33	$0.35	$0.24
Dividends	$0.57	$0.54	$0.19	$0.19	$0.19	$0.19	$0.18
Tangible book value	$14.30	$13.66	$14.30	$14.12	$13.96	$13.82	$13.66
Shares outstanding	3,670,083	3,614,903	3,670,083	3,660,892	3,645,288	3,627,696	3,614,903
Average shares outstanding — basic	3,650,984	3,591,380	3,665,786	3,654,047	3,633,347	3,620,270	3,608,620
Average shares outstanding — diluted	3,671,466	3,602,169	3,698,977	3,670,280	3,646,284	3,643,409	3,622,751
(Dollars in thousands except per share data)
(Unaudited)

	Year-To-Date
	Nine Months Ended:		Three Months Ended:
	June 30,	June 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
Other Selected Consolidated Data	2010	2009	2010	2010	2009	2009	2009
Return on average assets	0.58%	0.56%	0.61%	0.55%	0.58%	0.62%	0.42%
Return on average equity	9.62%	9.50%	10.12%	9.08%	9.65%	10.34%	6.97%
Net interest income rate spread	2.03%	1.85%	2.07%	2.05%	1.97%	1.82%	1.72%
Net yield on interest earning assets	2.20%	2.05%	2.24%	2.22%	2.15%	2.01%	1.92%
Operating expenses to average assets	1.50%	1.41%	1.50%	1.54%	1.47%	1.37%	1.52%
Efficiency ratio	63.23%	63.32%	62.00%	64.89%	62.79%	61.73%	72.33%
Ratio of non-performing loans to total assets at end of period	0.28%	0.24%	0.28%	0.23%	0.27%	0.21%	0.24%
Loan loss reserve to total loans, net	0.47%	0.47%	0.47%	0.45%	0.43%	0.42%	0.47%
Stockholders’ equity to assets	6.08%	5.98%	6.05%	6.13%	6.06%	6.04%	5.98%

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
Selected Consolidated Financial Data	2010	2010	2009	2009	2009
Total assets	$867,109	$843,074	$839,894	$830,007	$825,151
Consumer Loans receivable — net	440,266	437,122	440,287	439,044	428,897
Commercial Loans	75,543	74,373	63,433	59,347	54,201
Loan loss reserve	2,437	2,330	2,194	2,094	2,272
Cash & investment securities	157,904	134,884	132,212	121,364	120,291
Mortgage-backed securities	144,211	145,358	154,293	163,215	176,091
FHLB stock	16,096	16,096	16,096	16,096	16,096
Checking accounts	74,029	68,181	65,413	58,463	60,104
Savings account	136,114	114,875	95,213	80,372	65,314
Certificate of deposit accounts	312,627	308,519	325,715	327,766	325,579
Total Deposits	522,770	491,575	486,341	466,601	450,997
Advances	283,730	290,398	297,141	309,046	316,088
Total stockholders’ equity	52,488	51,680	50,904	50,139	49,383